Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-125987, 333-136869 and 333-148813 each on Form S-3 of our report dated March 16, 2007 (October 2, 2007 as to the effects of the restatement discussed in Note 22), relating to the consolidated financial statements and financial statement schedule of Winthrop Realty Trust (formerly known as First Union Real Estate Equity and Mortgage Investments) as of December 31, 2006 and for the years ended December 31, 2006 and 2005 appearing in this Annual Report on Form 10-K/A of Winthrop Realty Trust for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
March 31, 2008